Exhibit 4.6
REALPAGE, INC.
4000 International Parkway
Carrollton, Texas 75007-1913
December 14, 2005
Camden Partners Strategic Fund III-A, L.P.
One South Street
Suite 2150
Baltimore, Maryland 21202
     Re:       Management Rights
Ladies and Gentlemen:
     This letter will confirm our agreement that effective upon your purchase of shares of Series B Convertible Preferred Stock, par value $0.001 per share, of RealPage, Inc., a Delaware corporation (the “Company”), you will be entitled to the following contractual management rights, in addition to rights to certain non-public financial information, inspection rights and other rights that you may be entitled to pursuant to the Stock Purchase Agreement, dated as of December 14, 2005, by and among the Company and the investors party thereto and that certain Amended and Restated Shareholders Agreement, dated as of December 14, 2005, by and among the Company and the investors party thereto:
     (1) If and for so long as you do not have a representative on the Company’s Board of Directors, you shall be permitted to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will make itself available to meet with you at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.
     (2) You may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.
     (3) If and for so long as you do not have a representative on the Company’s Board of Directors, the Company shall invite you to send your representative to attend in a nonvoting observer capacity all meetings of its Board of Directors and, in this respect, shall give your representative copies of all notices, minutes, consents and other material that it provides to its directors; provided, however, that the Company reserves the right to exclude your representative from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Such representative shall be subject to the Company’s approval, which approval shall not be unreasonably withheld. Your representative shall be entitled to participate in discussions of matters brought before the Board.
     You agree, and you shall cause your representative to agree, to hold in confidence and trust, and not use or disclose (except to your financial, legal or other advisors, provided such advisors agree to hold such confidential information in confidence), any confidential information of the Company provided to or learned by you or your representative in connection with the exercise of your rights under this letter.
     The rights described herein shall terminate and be of no further force or effect upon (i) such time as you hold Company capital stock representing, in the aggregate, less than 10%, on an as converted basis, of your original investment as purchased on the date hereof, (ii) the date upon which the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (iii) the merger or consolidation of the Company into or with another corporation or other similar transaction or series of related transactions in which the Company’s stockholders of record (or their affiliates) as constituted immediately prior to such transaction or series of related transactions will not, immediately after such transaction or series of related transactions, beneficially own (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least a majority of the voting power of the surviving or acquiring entity, or (iv) the sale of all or substantially all the assets of the Company. The confidentiality obligations referenced herein will survive any such termination.

Very truly yours, REALPAGE, INC.
By:	/s/ Stephen T. Winn
Name:
Title:

Accepted and agreed to as of the date first above written CAMDEN PARTNERS STRATEGIC FUND III-A, L.P.
By:	Camden Partners Strategic III, LLC,
Its General Partner

By:	/s/ Richard M. Berkeley
	Name:	Richard M. Berkeley
	Title:	Managing Partner